APPENDIX H

CODE OF ETHICS AND POLICIES GOVERNING

PERSONAL SECURITIES TRANSACTIONS

Revised as of July 1, 2017

I.	Introduction

This Code of Ethics and Policies Governing Personal Securities Transactions (the “Code”) has been adopted by Shenkman with respect to Shenkman’s investment advisory services to all of its clients (each, a “Client”), including U.S. registered investment companies or series thereof advised or sub-advised by Shenkman (each, a “Shenkman Managed Registered Fund”). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving a potential conflict of interest. Definitions of underlined terms are included in Annex 1.

This Code is intended to ensure that persons subject to the Code conduct themselves in accordance with the following principles:

(i)	the duty at all times to place first the interests of Clients;

(ii)	the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of an individual’s responsibility and position of trust;

(iii)	the fundamental standard that Shenkman team members not take inappropriate advantage of their positions; and

(iv)	the duty at all times to comply with all applicable state and federal securities laws.

II.	Who is Covered by this Code

This Code applies to all directors, officers and team members of Shenkman. Certain provisions apply only to Access Persons. Shenkman forbids any Access Person from engaging in any conduct that is contrary to this Code or Shenkman’s Policy and Procedures to Detect and Prevent Insider Trading and similar or related policies and procedures. All Access Persons are subject to the Code’s restrictions and requirements regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters. Shenkman’s Access Persons are identified as such on Schedule I of the Compliance Manual.

Any team member who becomes aware of a violation of this Code by any other team member must promptly report such violation to the CCO. Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, profit disgorgement, and suspension or termination of employment.

III.	Pre-Clearance Requirement

All Access Persons must obtain prior written approval from the Review Officer (the CCO) or Assistant Review Officer (or other team member designated by the Review Officer from time-to-time) before engaging in any personal securities transactions involving: (i) the securities of any company; (ii) shares of a Shenkman Managed Registered Fund; (iii) an initial public offering; (iv) the private placement of securities; and (v) an investment opportunity of limited availability. FOR THE AVOIDANCE OF

DOUBT, ALL ACCESS PERSONS ARE REQUIRED TO PRE-CLEAR ALL PERSONAL SECURITIES TRANSACTIONS. Notwithstanding anything stated otherwise herein, this pre-clearance requirement does not apply to transactions involving municipal bonds, closed-end funds (CEFs), exchange traded funds (ETFs), exchange traded notes (ETNs), and mutual funds other than a Shenkman Managed Registered Fund. The CCO will advise Access Persons if Shenkman trades or anticipates trading any CEFs, ETFs or ETNs and team members may thereafter be prohibited from trading such restricted CEFs, ETFs or ETNs until further notice. The CCO may exempt additional securities or types of securities or transaction from these preclearance requirements upon prior notice to Access Persons.

Approvals will generally be valid until the close of business on the next business day after approval is granted.

IV.	Restricted Activities

(a)	All Directors, Officers and Team Members:

(i)	Prohibition Against Fraudulent Conduct. No director, officer or team member may use any information concerning a security held or to be acquired for a Client account or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Client. In addition, no director, officer or team member shall, directly or indirectly:

(1)	employ any device, scheme or artifice to defraud a Client or engage in any manipulative practice with respect to a Client;

(2)	make to a Client, any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(4)	engage in any manipulative practice with respect to a Client.

(ii)	Confidentiality. Except as required in the normal course of carrying out their business responsibilities, no director, officer or team member shall reveal information relating to the investment intentions or activities of any Client, or securities that are being considered for purchase or sale on behalf of any Client Account.

(b)	Access Persons. In addition to the restrictions in Section IV(a), Access Persons are subject to the following restrictions:

(i)

Prohibited Investments. Access Persons shall not purchase or sell, in a transaction over which such Access Person has direct or indirect influence or control, any Covered Security or any other instrument of an issuer that is (i) on Shenkman’s Approved List; (ii) on Shenkman’s Restricted List; or (iii) is held in a Client Account. Access Persons further may not directly or indirectly acquire any high yield or “cross over” investments. High yield investments include bonds, convertible securities and leveraged loans that have a credit rating equal to or lower than BB+ or Ba1 or are not rated, but have a non-investment grade credit profile.

(1)	Prohibited Investment Exclusions. The following transactions shall not be prohibited by this Code and are not subject to the pre-clearance requirements of Section III or the limitations of Section IV(b):

(A)	purchases or sales over which the Access Person has no direct or indirect influence or control, such as a blind trust or an account managed by a third-party who has full and sole discretion (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in the Access Person’s home);

(B)	purchases which are part of an automatic reinvestment plan;

(C)	purchases or sales which are non-volitional on the part of the Access Person, such as mergers and tender offers; and

(D)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(ii)	Undue Influence. Access Persons shall not cause or attempt to cause any Client Account to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Client Account without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation: (i) Beneficial Ownership of any securities of such issuer; (ii) any position with such issuer or its affiliates; and (iii) any present or proposed business relationship between the Access Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

(iii)	Corporate Opportunities. Access Persons shall not take personal advantage of any opportunity properly belonging to a Client.

(iv)	Other Prohibited Transactions. Access Persons shall not:

(1)	induce or cause a Client Account to take actions or to fail to take action, for personal benefit rather than for the benefit of the Client Account;

(2)	establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the Review Officer or Assistant Review Officer prior to or promptly after establishing such an account;

(3)	use knowledge of portfolio transactions of a Client Account for their personal benefit or the personal benefit of others; or

(4)	violate the provisions of the federal or state securities laws.

(c)	Initial Public Offerings. Access Persons may not directly or indirectly acquire securities in an initial public offering without prior written approval from the Review Officer or Assistant Review Officer, which must be sought in accordance with the pre- clearance requirements of this section.

(d)	Private Placements. Access Persons may not directly or indirectly acquire securities in a private placement unless the Review Officer or Assistant Review Officer determines whether the investment opportunity is appropriate, and therefore should be reserved, for a Client, and whether such opportunity is being offered to the Access Persons by virtue of Shenkman’s relationship with the Client. Any Access Persons who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer or Assistant Review Officer if he or she plays a material role in the Client’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Access Persons has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section. Once disclosure is given, an independent review of the Client’s investment decision will be made.

(e)	Outside Business Activities; Familial Relationships; Service as a Director. Access Persons must disclose any outside business interests, ownership interests of 10% or more of a company, or directorships and whether an immediate family member, spouse or significant other is an officer or director of a public company, has an ownership interest of 10% of more of a company or works for a financial industry firm (including without limitation, brokerage firm, hedge fund, or investment adviser, publicly traded company or any issuer of high yield debt) to the Review Officer or Assistant Review Officer, who will identify any potential conflicts. In the event that a resolution to the conflict cannot be reached, the Access Person may be asked to terminate either the outside business activity or their position with Shenkman. Access Persons, however, are prohibited from serving on the board of directors of publicly traded companies, any issuer of high yield securities or loans and any issuer on Shenkman’s Approved List, absent prior authorization based upon a determination by the Review Officer or Assistant Review Officer that the board service would not conflict with the interests of any Client.

V.	Reporting Requirements

(a)	Reporting. Access Persons must report to the Review Officer or Assistant Review Officer the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

(b)	Exclusions from Reporting. Purchases or sales in Covered Securities in an account in which the Access Person has no direct or indirect control or with respect to transactions effected pursuant to an automatic investment plan are not subject to the reporting requirements of this Section. As a matter of general practice, Access Persons are required to disclose to the Review Officer all securities accounts, including accounts managed by third parties. Third-party managed accounts are generally not exempt from these reporting requirements unless the Review Officer and/or Assistant Review Officer determine that the Access Person does not have any indirect control over the account. The Review Officer and/or Assistant Review Officer shall ensure that their determination that an Access Person does not have any indirect control over their account(s) is documented and maintained.

(c)	Initial Holding Reports. No later than ten (10) days after a team member becomes an Access Person he or she must report the following information, which must be current as of a date that is forty-five (45) days prior to the date he or she became an Access Person:

(i)	the title, ticker or CUSIP, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date he or she became subject to this Code; and

(iii)	the date that the report is submitted.

(d)	Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, Access Persons must report the following information:

(i)	with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person has (or had), or by reason of such transaction acquired, any direct or indirect Beneficial Ownership:

(1)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	the price of the Covered Security at which the transaction was effected;

(4)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	the date that the report is submitted.

(ii)	with respect to any new account established by the Access Person in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

(1)	the name of the broker, dealer or bank which established the account;

(2)	the date the account was established; and

(3)	the date that the report is submitted.

(e)	Annual Holdings Reports. Annually, all Access Persons must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

(i)	the title, ticker or CUSIP, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for his or her direct or indirect benefit; and

(iii)	the date that the report is submitted.

(f)	Certification of Compliance. All Access Persons are required to certify annually (in the form of Appendix S to the Manual) that they have received, read and understood the Code (and any amendments hereto) and recognize that they are subject to the Code. Further, all Access Persons are required to certify annually that they have complied with all the requirements of the Code and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

(g)	Alternative Reporting. The submission to the Review Officer or Assistant Review Officer of duplicate broker trade confirmations and/or statements on all securities transactions shall satisfy the reporting requirements of the Code. For the avoidance of doubt, the Review Officer is permitted to appoint a third-party service provider to be the recipient of, and to maintain all required records of, such duplicate broker trade confirmations and/or statements.

(h)	Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

(i)	Account Opening Procedures. All Access Persons shall provide written notice to the Review Officer or Assistant Review Officer prior to or promptly after opening any account with any entity through which a Covered Securities transaction may be effected. In addition, Access Persons must promptly:

(i)	provide full access to a Client, its agents and attorneys to any and all records and documents which a Client considers relevant to any securities transactions or other matters subject to the Code;

(ii)	cooperate with a Client, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

(iii)	provide a Client, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

(iv)	promptly notify the Review Officer or Assistant Review Officer or such other individual as a Client may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

VI.	Authority to Exempt Transactions

The Review Officer or Assistant Review Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the

Review Officer or Assistant Review Officer determines that such exemption would not be against any interests of a Client or violate any of the federal securities laws. The Review Officer or Assistant Review Officer shall document any exemption granted, describing the circumstances and reasons for the exemption.

VII.	Oversight of the Code

(a)	Duties of Review Officer. The CCO of Shenkman shall be the “Review Officer.” From time to time, the Review Officer may appoint one or more individuals to act as Assistant Review Officer(s). The Review Officer or the Assistant Review Officer shall:

(i)	review all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

(ii)	identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

(iii)	compare, on a quarterly basis, all Covered Securities transactions with each Client’s completed portfolio transactions to determine whether a Code violation may have occurred;

(iv)	maintain or cause to be maintained a signed acknowledgement by each person who is then subject to this Code; and

(v)	identify persons who are Access Persons and inform those persons of their requirements to obtain prior written approval from the Review Officer or Assistant Review Officer prior to directly or indirectly acquiring ownership of a security that is subject to the pre-clearance requirements of this Code.

(b)	Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code, the Review Officer or Assistant Review Officer may request a written explanation of the person’s transaction. If after post-trade review, it is determined that there has been a material violation of the Code, a report will be made by the Review Officer or Assistant Review Officer with a recommendation of appropriate action to the President or a Director of Shenkman.

(c)	Review Officer. The Review Officer is subject in all respects to this Code of Ethics. An Assistant Review Officer shall be responsible for reviewing the Review Officer’s pre-clearance requests and his securities transaction and holdings reports. Any issues relating to the Review Officer shall be raised directly with the President or a Director of Shenkman.

(d)	Required Records. The Review Officer or Assistant Review Officer shall maintain or cause to be maintained:

(i)	a copy of any code of ethics adopted by Shenkman which has been in effect during the previous six (6) years in an easily accessible place;

(ii)	a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least six (6) years after the end of the fiscal year in which the violation occurs;

(iii)	a copy of each report made by anyone subject to this Code as required by Section 4 for at least six (6) years after the end of the fiscal year in which the report is made, the first three (3) calendar years plus the calendar year-to-date in an easily accessible place;

(iv)	a list of all persons who are, or within the past six (6) years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Shenkman, in an easily accessible place;

(v)	a copy of each written report and certification required pursuant to Section 6(e) of this Code for at least six (6) years after the end of the fiscal year in which it is made, the first three (3) calendar years plus the calendar year-to-date in an easily accessible place; and

(vi)	a record of any decision, and the reasons supporting the decisions, approving the acquisition by Access Persons of privately placed securities for at least six (6) years after the end of the fiscal year in which the approval is granted.

(d)	Post-Trade Review Process. Following receipt of trade confirms and statements, transactions will be screened for violations of the Code, which may include any or all of the following:

(i)	failure to preclear: transactions by Access Persons that were subject to the pre- clearance requirements of Section III, but which were not properly pre-cleared by the Access Person.

(ii)	potential conflicts: transactions by Access Persons in securities, which are or have been held by a Client Account or are being or have been considered by Shenkman for purchase by a Client Account.

(iii)	other activities: transactions which may give the appearance that an Access Person has executed transactions not in accordance with this Code.

(e)	Submission to Fund Board. The Review Officer or Assistant Review Officer shall at least annually prepare a written report to the Board of Directors of a Shenkman Managed Registered Fund listed in Annex 2 that:

(i)	describes any issues under this Code or its procedures since the last report to the Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(ii)	certifies that Shenkman has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.